Exhibit (a)(4)
Form of Withdrawal Form
Attachment II
Cirrus Logic, Inc.
Offer to Amend or Cancel and Replace Eligible Options
WITHDRAWAL FORM
THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 4 P.M., CENTRAL TIME, ON OCTOBER 1, 2007, UNLESS THE OFFER IS EXTENDED.
You previously received an email with links to Cirrus Logic’s Offer to Amend or Cancel and Replace Eligible Options dated August 30, 2007 (the “Offer”) and several related attachments, which together constitute the terms and conditions of Cirrus Logic’s Offer.
You have returned a signed Election Form to Cirrus Logic, in which you have elected to ACCEPT Cirrus Logic’s Offer with respect to one or more of your Eligible Options. You should submit this form to Cirrus Logic only if you have decided to change your election and DECLINE Cirrus Logic’s Offer with respect to some or all of your previously tendered Eligible Options.
To withdraw your previously tendered Eligible Option(s), you must complete, sign, and date this Withdrawal Form and submit it to Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, by email to bonnie.niemtschk@cirrus.com or by fax to 512-851-4527. For your withdrawal to be effective, this Withdrawal Form must be received by Cirrus Logic prior to 4 p.m. Central Time on October 1, 2007, or the extended expiration date of the Offer, if such expiration date is extended.
Each withdrawn Eligible Option will continue to be governed by the 1996 Plan or the 2002 Plan under which your withdrawn Eligible Option was granted and by the existing stock option award agreement and notice of grant evidencing that option. Please note that previously tendered Eligible Options that are withdrawn pursuant to this Withdrawal Form will not be amended or cancelled and replaced, as applicable, and you will not receive a Cash Payment with respect to any withdrawn Eligible Options. In addition, you will be solely responsible for bringing your Eligible Option(s) into compliance with Section 409A of the Internal Revenue Code in order to avoid any potential adverse tax consequences with respect to such Eligible Option(s). Cirrus Logic does not intend to take any action, other than the Offer, to bring your Eligible Options into compliance with Section 409A. You will be solely responsible for any penalty taxes, interest payments, or other liabilities you may incur under Section 409A (or comparable state laws) with respect to your withdrawn Eligible Option(s).
If you wish to withdraw your previously tendered Eligible Options, please select either Option 1 or select Option 2 and fill in the requested information regarding the specific Eligible Options that you wish to withdraw from participation in the Offer. You must also sign and date the last page of the Withdrawal Form and return your entire completed, signed, and dated Withdrawal

Form to Cirrus Logic, as described in detail below. If you are married, your spouse must also sign and date the last page of the Withdrawal Form.
WITHDRAWAL OF MY ELIGIBLE OPTIONS
Your Name:
Your Telephone Number: (     )            -
Your Email Address:
Option 1: Withdraw All of My Previously Tendered Eligible Options
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I have decided that I do not wish to accept the Offer with respect to any of my Eligible Options. Therefore, I wish to withdraw my election to accept the Offer with respect to all of my Eligible Options and instead DECLINE the Offer with respect to such Eligible Options. Please ignore my previously submitted Election Form with respect to all such Eligible Options.

Option 2: Withdraw Only Some of My Previously Tendered Eligible Options
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I still wish to accept the Offer with respect to some of the Eligible Options that I tendered under my last properly submitted Election Form. Therefore, I wish to withdraw my election to accept the Offer only with respect to the Eligible Options that I have listed and marked “Withdraw this Eligible Option” below:

Option	Original	Original	Total Number of	Applicable	Withdraw this
Number	Grant Date	Exercise Price	Shares Qualifying as	Adjusted	Eligible Option
		(per share)	an Eligible Option	Exercise Price
(per share) for
Tendered
Eligible
Options
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐

The information needed to fill in the chart in Option 2 can be found in the personalized Election Form that was emailed to you on August 30, 2007. You may attach additional sheets to the back of this form if there is not enough space to list the Eligible Options that you wish to withdraw above. It is not necessary to list Eligible Options that you did not elect to tender in your last properly submitted Election Form. Rather, you only need to list those Eligible Options that you have already elected to tender, but with respect to which you have changed your mind and have decided to DECLINE the Offer instead.

Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, with any questions or to request a copy of your Election Form or other related documents.
If you withdraw any of your previously tendered Eligible Option(s), you may elect to tender the withdrawn Eligible Option(s) again for participation in the Offer, by submitting a new Election Form. You must follow the terms of the Offer and the Election Form Instructions if you decide to re-tender your Eligible Options. Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, to request a new Election Form or with questions regarding this process. Your new election must be received by Cirrus Logic prior to 4 p.m. Central Time on October 1, 2007, or the extended expiration date of the Offer if such expiration date is extended.
TERMS OF MY WITHDRAWAL
By signing this Withdrawal Form below, I hereby agree that all of the following representations are true and correct:
1.
Delivery of Withdrawal Form. I understand that, in order to withdraw my election to tender one or more of my Eligible Options pursuant to the Offer, I must fill in the requested information above and that a properly completed, signed, and dated original of this Withdrawal Form (or a facsimile thereof) must be received by Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, by email at bonnie.niemtschk@cirrus.com or by fax at 512-851-4527, prior to 4 p.m. Central Time on October 1, 2007, or by a later expiration date if the expiration date of the Offer is extended. I understand that if Cirrus Logic does not receive my completed, signed, and dated Withdrawal Form prior to the expiration date of the Offer, my previously tendered Eligible Options will be amended or cancelled and replaced, as applicable, in accordance with the terms of the Offer.

I understand that I should retain a copy of my completed, signed, and dated Withdrawal Form for my records. I further understand that the method that I choose for delivering my completed, signed, and dated Withdrawal Form to Cirrus Logic is at my election and risk. Cirrus Logic intends to confirm the receipt of my completed, signed, and dated Withdrawal Form by email within two business days of its receipt of such Withdrawal Form. I understand that if I do not receive an email confirmation within this time period, I should confirm receipt of my completed, signed, and dated Withdrawal Form, by contacting Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

2.
Terms of Withdrawal. I understand that, by submitting this Withdrawal Form, I will have withdrawn one or more of my previously tendered Eligible Option(s) from the Offer, and that the withdrawn Eligible Option(s) will not be amended or cancelled and replaced, as applicable, pursuant to the terms of the Offer. I further understand that I will not be eligible to receive a Cash Payment with respect to any of my withdrawn Eligible Options.

3.
Re-Tendering of Eligible Options. I understand that if I change my mind and want to re-tender any of my withdrawn Eligible Options for participation in the Offer, I must submit a new Election Form, in accordance with the procedures set forth in Section 4 of the Offer and the Election Form Instructions. I further understand that my new Election Form must be received by Cirrus Logic prior to the expiration date of the Offer, which is currently expected to be 4 p.m. Central Time, on October 1, 2007. If Cirrus Logic extends the Offer beyond the expiration date of the Offer, I understand that I may re-tender my withdrawn Eligible Option(s) at any time until the extended expiration date of the Offer, and that my new Election Form must be received by Cirrus Logic before that date. I understand that, even if I change my mind, I will be bound by the last properly submitted Election Form or Withdrawal Form received by Cirrus Logic prior to the expiration date of the Offer. I understand that there may be reasonable delays with respect to Cirrus Logic’s ability to provide me with a new Election Form, Withdrawal Form, or other documents that I may need to withdraw or change my previous election, and that I will be solely responsible for whether Cirrus Logic has received a properly submitted Election Form or Withdrawal Form that reflects my decision as of the expiration date of the Offer.

4.
Confirmation of Withdrawal. I understand that, although it is Cirrus Logic’s intent to confirm its receipt of this Withdrawal Form, by signing this Withdrawal Form, I waive any right to receive any notice of the withdrawal of my previously tendered Eligible Option(s) from the Offer.

5.
Irregularities. I understand that Cirrus Logic will determine, in its sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any Withdrawal Forms. Cirrus Logic’s determination as to those matters will be final and binding on all parties. Cirrus Logic reserves the right to reject any or all Withdrawal Forms that it determines do not comply with the conditions of the Offer, that it determines are not in appropriate form, or that it determines are unlawful to accept. Cirrus Logic also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any Withdrawal Form, and Cirrus Logic’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No withdrawal of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing Eligible Optionee prior to the expiration date of the Offer, or waived by Cirrus Logic. Neither Cirrus Logic nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

6.
Voluntary Withdrawal. I understand that I am not required to tender any of my Eligible Options for participation in the Offer. However, I further understand that I must take other action on my own with respect to each Eligible Option that I do not tender for participation in the Offer, in order to bring such Eligible Option(s) into compliance with Section 409A of the Internal Revenue Code and thereby avoid the adverse tax consequences of Section 409A. I understand that I will be solely responsible for any penalty taxes, interest payments, or other liabilities that I may incur under Section 409A (or comparable state laws) with respect to any Eligible Option that is not amended or cancelled and replaced, as applicable, pursuant to the Offer. I further understand that Cirrus Logic does not intend to take any action, other than the Offer, to bring my Eligible Options into compliance with Section 409A.

7.
Risks of Accepting or Declining the Offer; Decision to Withdraw My Previously Tendered Options. I have read and understand the Offer, including without limitation, the information regarding the potential consequences of accepting or declining the Offer contained in Sections 2 and 15 of the Offer. I hereby acknowledge that Cirrus Logic has provided me with the opportunity to consult my personal investment, tax, and legal advisors with respect to the U.S. federal tax information explained in the Offer and the potential consequences and risks of accepting or declining the Offer.

8.
Waiver of Claims. I understand that Cirrus Logic will not be liable for any costs, taxes, loss or damage that I may incur through my election to accept or decline the Offer with respect to my Eligible Options, including without limitation, any liability that I may incur pursuant to Section 409A of the Code or any comparable provisions of applicable state law. I understand that I will not receive any assistance from Cirrus Logic or otherwise be made whole to offset the Section 409A or other adverse tax consequences, penalties, or interest that may arise from my decision to accept or decline the Offer with respect to my Eligible Options.

9.
Governing Law. I understand that all questions arising with respect to the terms and conditions of the Offer will be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent that Delaware law is preempted by federal law.

Signature of Optionee:	Date: , 2007

Optionee’s Name (please print your full name below):

Telephone Number: ( ) -

Email Address:

Signature of Optionee’s Spouse (if any):	Date: , 2007

Name of Optionee’s Spouse (please print your spouse’s full name below):